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                                                                    EXHIBIT 4.10

                           PathoGenesis Corporation
                         201 Elliott Avenue West, #150
                              Seattle, WA  98119


                                1999 STOCK PLAN
              [INCENTIVE] [NON-QUALIFIED] STOCK OPTION AGREEMENT
                                  ((grantdate))

TO:  ((FirstName)) ((LastName))

     We are pleased to inform you that PathoGenesis Corporation ("PathoGenesis") has awarded a stock option under the PathoGenesis Corporation 1999 Stock Plan (the "Plan"). Capitalized terms are defined in Section 14 below or, if not so defined, have the definitions set forth in the Plan.

     PathoGenesis and you agree as follows:

     1. Grant. PathoGenesis hereby grants to you an option under the Plan (the "Option") to purchase ((sharenum)) shares of common stock, $.001 par value per share, of PathoGenesis (the "Common Stock"), at a purchase price per share of $((shareprice)) (the "option exercise price"), and you hereby accept the Option, upon the terms and conditions set forth in this Agreement and the Plan. The Option is [not] intended to be treated as an Incentive Stock Option.

     2. Exercisability. Except as provided in Sections 7 and 8 below, the Option shall vest and be exercisable as to one-quarter of the shares covered by the Option on the first anniversary of the date hereof, with an additional one-quarter of the Option becoming cumulatively exercisable on each of the second, third and fourth anniversaries of the date hereof (each such anniversary date, a "Vesting Date"). Unless sooner terminated, the Option will expire if and to the extent it is not exercised within ten years from the date hereof.

     3. Limitation on Exercise of Option. If you are granted incentive stock options (whether under this Agreement or any other incentive stock option agreement) and the aggregate Fair Market Value (determined as of the respective dates of grant of such options) of the Common Stock with respect to such options are first exercisable in any calendar year exceeds $100,000, the most recently granted options shall be treated as nonqualified stock options to the extent of the excess. In addition, in the case of simultaneously granted options, PathoGenesis may, in the manner and to the extent permitted by law, designate which shares are to be treated as stock acquired pursuant to the exercise of an incentive stock option.

     4. Exercise. You may exercise the Option for all or any portion of the shares as to which it is exercisable (provided that only whole shares of Common Stock will be issued pursuant to any partial exercise) by delivering written notice of exercise to PathoGenesis specifying the number of shares of Common Stock to be purchased. The form of notice of exercise is available from PathoGenesis' Stock Option Administrator. Such notice shall be accompanied by payment in full of the option exercise price (a) in cash, (b) to the extent permitted by law and as permitted by the Committee from time to time, by other means, including (i) tendering Common Stock (which, if not purchased on the open market, Optionee must have held for at least six months, and for which you have good title, free and clear of any lien or encumbrance), based on the Fair Market Value per share of Common Stock on the date the Option is exercised, (ii) authorizing a third party to sell shares (or a sufficient portion thereof) acquired upon exercise of the Option and to remit to PathoGenesis a sufficient portion of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iii) any combination of (i) and
(ii), or (c) any combination of (a) and (b). No Common Stock shall be issued on exercise of the Option until payment therefor, as provided herein, has been made.

     You agree to pay to PathoGenesis, or make arrangements satisfactory to PathoGenesis regarding payment of, any federal, state or local taxes of any kind required by law to be withheld as a result of your exercise of the Option (or any part thereof). Whenever cash is to be paid pursuant to an Option, PathoGenesis shall have the right to deduct therefrom an amount sufficient to satisfy any required federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Option, PathoGenesis shall have the right to require you to remit to the Company in cash an amount sufficient to satisfy any required federal, state and local withholding tax requirements related thereto. The Committee may require you to, or with the approval of the Committee you may, satisfy the foregoing requirement by electing to have PathoGenesis withhold from delivery shares of Common Stock having a value equal to the amount of tax to be withheld, which shall not exceed the amount computed at the minimum statutory withholding rate. Such shares shall be valued at the Fair Market Value per share of Common Stock on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares of Common Stock to be delivered pursuant to an Option.

     5. Rights as Shareholder. You shall have no rights as a shareholder with respect to any shares covered by the option until a stock certificate for such shares is issued to you. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     6. Non-Transferability. The Option is not transferable, assignable or payable to anyone other than you, except (a) by will or pursuant to the applicable laws of descent and distribution [or (b) as permitted by the Committee, subject to such terms and conditions as the Committee may in its sole discretion require, which shall include transferree's agreement to be bound by all the terms and conditions of the Plan and this Agreement.] Following your death, the Option may be exercised by your estate, or the person entitled to the Option under the laws of descent and distribution, to the extent and during the same period that you could have exercised the Option, determined on the date of your death, except to the extent otherwise provided in this Agreement or the Plan. The determination in good faith by the Committee of the person entitled to exercise the Option following your death shall be final and binding on all persons claiming any interest in the Option.

     7.  Termination of Service.

     7.1 Termination Other Than for Cause, Retirement, Death or Permanent Disability. If you cease to be employed by or to perform services for the Company for any reason other than Cause, Retirement (as defined in Section 7.3), death or Permanent Disability, unless otherwise provided in Section 7.5 below, any unvested portion of the Option will terminate on the date of termination and the vested portion of the Option, unless the Option sooner terminates or expires under the terms hereof, will terminate on the date three months after the date of termination of your employment or service.

     7.2 Termination for Death or Permanent Disability. If your employment or service is terminated by reason of death or Permanent Disability (or if your employment or service is terminated by reason of Permanent Disability and you die within one year after such termination of employment or service), then, (a) the portion of the Option that would have become exercisable on the immediately following Vesting Date shall become vested and immediately exercisable on the date of such termination, (b) any unvested portion of the Option will terminate on the date of such termination of employment or service, and (c) the vested portion of the Option (including, if applicable, that portion that becomes exercisable pursuant to the foregoing clause(a)) unless sooner terminated under the terms hereof, will terminate on the date one year after the date of such termination of employment or service (or one year after your later death within the one-year period after termination by reason of Permanent Disability).

     7.3 Termination Due to Retirement. If you retire as an employee after attaining 65 years of age and completing at least five years of consecutive service as an employee of the Company ("Retirement"), (a) the portion of the Option that would have become exercisable on the immediately following Vesting Date shall become vested and immediately exercisable on the date of such termination, (b) any unvested portion of the Option will terminate on the date of such Retirement, and (c) the vested portion of the Option (including, if applicable, that portion that becomes exercisable pursuant to the foregoing clause (a)) may be exercised by you, unless the Option sooner terminates or expires, at any time prior to the third anniversary of the date of your Retirement[; provided, however, that to the extent not exercised within the period required by Section 422(a)(2) of the Code, the Option or the relevant portion thereof (unless exercised by your estate) shall cease to qualify as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option].

     7.4 Termination for Cause. If your employment or service is terminated for Cause, the Option shall terminate as of the first discovery by the Company of any reason for termination for Cause; provided that, upon a termination of employment for Cause following a Change in Control, the Option shall not terminate until your employment actually terminates.

     7.5 Change in Status upon Termination. If (a) your employment is terminated and concurrently the Company engages you as a consultant to the Company or (b) your engagement as a consultant to the Company is terminated and concurrently the Company hires you as an employee, the Committee at its sole discretion may determine that the Option shall continue and shall terminate upon termination of your new status in accordance with the applicable provisions of Sections 7.1 to 7.4 above.

     8. Change in Control. Upon the occurrence of a Change in Control, the Option shall become fully vested and immediately exercisable and shall remain exercisable until the earlier of its expiration, cancellation, or termination in accordance with Section 7 of this Agreement.

     9. Forfeiture and Recapture of Option Gain. If you engage in any "Detrimental Activity," as defined below (a "Forfeiture Event"), during the one-year period prior to or the one-year period after any exercise of the Option (or any part thereof), (a) any unexercised portion of the Option shall terminate as of the date on which the Committee determines that a Forfeiture Event has occurred, and (b) the Committee shall have the right, within two years after the date on which the Committee determines that a Forfeiture Event has occurred, to require you to pay to the Company the amount of any "Gain" (as defined below) on such exercise. Such payments shall be in such manner and on such terms and conditions as may be required by the

Committee, and the Company shall be entitled to set-off the amount of any such Gain against any amount owed to you by the Company.

     "Detrimental Activity" shall mean (i) the rendering of services for any entity, or engaging directly or indirectly in any business, that is or becomes competitive with the Company, or (ii) your breach of the confidentiality agreement between the Company and you; provided, however, the foregoing clause
(i) shall apply (A) if on the date of grant you are an employee of the Company, at any time before that date you were an employee of the Company, or on the date of grant you are providing services on behalf of the Company with a view to becoming an employee of the Company in the future and (B) to the extent permitted by local employment law if you reside outside the United States. "Gain" shall mean the product of (x) the excess of the Fair Market Value per share of Common Stock on the date of such exercise over the option exercise price and (y) the number of shares you purchased upon such exercise, regardless of whether you have sold shares of Common Stock acquired in such exercise.

     [Notwithstanding the foregoing, from and after a Change in Control, no determination may be made that any Forfeiture Event has occurred.]

     You acknowledge and agree that the provisions of this Section 9 are in addition to, and not in lieu of, any non-solicitation, confidentiality and/or non-competition obligations and other obligations that you may have, or any rights or remedies the Company may have, whether by agreement, fiduciary obligation or otherwise and that the grant and exercisability of the Option are expressly made contingent on the absence of any Forfeiture Event as set forth in this Section 9.

     10.   Securities Laws Compliance.

     10.1 Registration Prior to Exercise. Notwithstanding anything herein to the contrary, the Option may not be exercised unless and until a registration statement on an appropriate form covering the shares of Common Stock issuable upon exercise of the Option granted hereunder has been filed with the Securities and Exchange Commission and has become effective under the Securities Act of 1933, and such shares are listed on a national securities exchange or the Nasdaq Stock Market. Nothing in this agreement shall be deemed to obligate the Company to effect any such registration. In addition, the Option shall in no event be exercisable and shares shall not be issued hereunder if, in the opinion of counsel to the Company, such exercise and/or issuance may result in a violation of federal or state securities laws.

     10.2 Investment Representation. If, at the time of exercise of the Option, there does not exist a registration statement under the Securities Act of 1933, which registration statement shall have become effective and shall include a resale prospectus which is current with respect to shares subject to the Option, you hereby covenant and agree with PathoGenesis that (i) you are purchasing the shares for your own account and not with a view to the resale or distribution thereof, (ii) any subsequent offer for sale or sale of any such shares shall be made either pursuant to (x) a registration statement under that Act, which registration statement shall have become effective and shall be current with respect to the shares being offered and sold, or (y) an exemption from the registration statement requirements of that Act, but in claiming such exemption, you shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or reasonably approved by PathoGenesis as to the applicability of such exemption, and (iii) the certificate evidencing such shares shall bear a legend to the effect of the foregoing.

     11. No Employment or Service Rights. Nothing in this agreement shall give you any right to continue in the employ or service of the Company or to interfere with the right of the Company to terminate your employment or service.

     12. Administration. The Committee will have full power and authority to interpret and apply the provisions of this Agreement and act on behalf of PathoGenesis and the Board in connection with this Agreement, and the decision of the Committee as to any matter arising under this Agreement shall be binding and conclusive as to all persons.

     13. Disqualifying Disposition. You shall notify PathoGenesis of any disposition of shares of Common Stock issued pursuant to the exercise of the Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days after disposition.

     14.  Certain Definitions.  As used herein:

     (a) "Affiliated Company" shall mean a corporation, limited liability company, partnership or other business entity controlled by, controlling or under common control with PathoGenesis.

     (b)  "Board" shall mean the board of directors of PathoGenesis.

     (c) "Cause" shall mean dishonesty, disloyalty, insubordination, conviction or confession of a felony, fraud, willful misconduct or breach of your confidentiality agreement with the Company. Determination of Cause shall be made by the Committee in its sole and absolute discretion.

     (d) "Change in Control" means the first to occur of any of the following events:

          (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of PathoGenesis (the "Outstanding Common Stock") or (2) the combined voting power of the then outstanding voting securities of PathoGenesis entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (1) Any acquisition directly from PathoGenesis, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from PathoGenesis, (2) Any acquisition by PathoGenesis, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PathoGenesis or any entity controlled by PathoGenesis, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection
     (iii) of this definition; or

          (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by PathoGenesis' shareholders, was approved by a vote of at least a majority of those individuals who are members of the

     Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
     Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of PathoGenesis or the acquisition by PathoGenesis of assets or stock of another entity ("Corporate Transaction"); excluding, however, such a Corporate Transaction following which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns PathoGenesis or all or substantially all of PathoGenesis' assets either directly or through one or more subsidiaries) in substantially the same proportions, as their ownership immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (2) no Person (other than PathoGenesis, or any employee benefit plan (or related trust) of PathoGenesis or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the Board action providing for such Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (iv) The approval by the shareholders of PathoGenesis of a complete liquidation or dissolution of PathoGenesis.

     (e) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     (f) "Committee" shall mean the committee of the Board appointed by the Board to administer the Plan.

     (g) "Company" shall mean PathoGenesis Corporation and shall include (1) any "parent" or "subsidiary" (as such terms are defined in Section 424 of the Code) of PathoGenesis and (2) any other entity in which PathoGenesis has a significant equity or other interest as determined by the Committee.

     (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (i) "Incentive Stock Option" shall mean an option that is an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision.

     (j) "Non-Qualified Stock Option" shall mean an option other than an Incentive Stock Option.

     (k) "Option" shall mean the option to purchase shares of Common Stock granted pursuant to Section 1 above.

     (l) "Permanent Disability" shall mean your inability to perform a substantial portion of your duties by reason of any medically determinable physical or mental impairment which can be expected to be of long-continued and indefinite duration. Permanent Disability shall be determined solely by the Committee upon medical evidence from a physician selected by the Committee. A determination of Permanent Disability by the Committee hereunder shall not be construed to be an admission of disability in regard to any other claim of disability brought by you against the Company.

     15.  Miscellaneous.

     15.1 Plan[;Conflict]. The Option and all of your rights thereunder are subject to, and you agree to be bound by, all of the applicable terms and conditions of the provisions of the Plan, incorporated herein by this reference. You acknowledge receipt of a copy of the Plan. The Committee shall have fully authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement.

     [In the event of a conflict between the provisions of this Agreement, or the Plan, and the terms of a change in control employment agreement between PathoGenesis and you (the "Change in Control Agreement") with respect to a payment or benefit to be made or provided to you under this Agreement, whichever if the provisions of this Agreement, or the Plan, or the Change in Control Agreement that are most favorable to you will control.]

     15.2 Notices. Any notice to be given under this Agreement shall be in writing and addressed to PathoGenesis at its principal office located at 201 Elliott Avenue West, Seattle, Washington 98119, to the attention of Vice President, Human Resources and to you at your address given beneath your signature hereto, or at such other address as either party may hereafter designate in writing to the other.

     15.3 Binding Effects. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     15.4 Severability. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability in any one provision shall have no effect on the continuing full and effect of the remaining provisions.

     15.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     [15.6 Acknowledgment. You acknowledge that accelerated vesting of all or a part of the Option may cause all or a portion of the Option to cease to qualify as incentive stock option.]

     Acceptance and Acknowledgment. Please execute the Acceptance and Acknowledgment attached to the enclosed copy of this Agreement and return it to PathoGenesis.


                                    Very truly yours,

                                    PATHOGENESIS CORPORATION


                                    By:_______________________________________
                                       Wilbur H. Gantz
                                       Chairman and Chief Executive Officer

                           PathoGenesis Corporation
                         201 Elliott Avenue West, #150
                              Seattle, WA  98119



                        ACCEPTANCE AND ACKNOWLEDGEMENT
                                      of
                   [INCENTIVE] [NON-QUALIFIED] STOCK OPTION


INSTRUCTIONS: Please complete the information requested below. After signing as indicated, detach this page and return it to PathoGenesis, to the attention of the Stock Option Administrator.


     I accept the [Incentive] [Non-Qualified] Stock Option described in the Stock Option Agreement dated ((grantdate)) and in the PathoGenesis Corporation 1999 Stock Plan, and acknowledge receipt of a copy of the Agreement and the Plan. By signing below, I acknowledge that I have read and that I understand the terms contained in the Stock Option Agreement, including, but not limited to,
Section 9 above and the definition of "Detrimental Activity":



Date:__________________              Name:  ((FirstName))  ((LastName))
                                          ---------------------------------


_______________________________
Social Security Number

_______________________________      _______________________________________
Address                              Signature